FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	July 22, 2020

Valmont Reports Second Quarter 2020 Results;
Operating Performance Improves Despite COVID-19 Disruptions

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the second quarter ended June 27, 2020.

Second Quarter 2020 Highlights (all metrics compared to Second Quarter 2019 unless otherwise noted)
•Net Sales of $688.8 million declined 1.7%; excluding $13.7 million of unfavorable currency impacts, sales were similar to last year, as strong growth in Utility Support Structures was offset by lower sales in the Coatings segment due to COVID-19 impacts, as expected

•Operating Income of $43.4 million, or 6.3% of sales ($65.7 million or 9.5% adjusted1) compared to $61.5 million or 8.8% of sales last year; profitability improved in all segments except Coatings

•Diluted Earnings per Share of $1.06 ($2.00 adjusted1) compared to $1.82; GAAP EPS includes a $16.6 million pre-tax non-cash impairment charge against goodwill and trade names attributed to the Access Systems product line
•Generated strong operating cash flow of $88.3 million, driven by operating income and working capital management; cash and cash equivalents were $353.3 million at end of second quarter
•Completed two acquisitions in the Irrigation segment; purchased a majority stake in Solbras – Energia Solar do Brasil, and acquired 100% of the assets of PrecisionKingTM
•Received a large lattice structures order of approximately $17.0 million for the North American utility market
•Resumed operations at all Valmont manufacturing facilities
•Providing key assumptions and indications for the third quarter 2020
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Second Quarter 2020	GAAP			Adjusted[1]
	06/27/2020 2Q 2020	06/29/2019 2Q 2019	vs. 2Q 2019	06/27/2020 2Q 2020	06/29/2019 2Q 2019	vs. 2Q 2019
Net Sales	$688,808	$700,871	(1.7)%	$688,808	$700,871	(1.7)%
Operating Income	43,440	61,474	(29.3)%	65,657	61,474	6.8%
Operating Income as a % of Net Sales	6.3%	8.8%		9.5%	8.8%
Net Earnings	22,607	39,719	(43.1)%	42,847	39,719	7.9%
Diluted Earnings Per Share	$1.06	$1.82	(41.8)%	$2.00	$1.82	9.9%
Average Shares Outstanding	21,393	21,831

YTD 2020	GAAP			Adjusted[1]
	06/27/2020 YTD 2020	06/29/2019 YTD 2019	vs. 2019	06/27/2020 YTD 2020	06/29/2019 YTD 2019	vs. 2019
Net Sales	$1,363,008	$1,393,010	(2.2)%	$1,363,008	$1,393,010	(2.2)%
Operating Income	110,335	116,076	(4.9)%	132,552	116,076	14.2%
Operating Income as a % of Net Sales	8.1%	8.3%		9.7%	8.3%
Net Earnings	65,536	75,823	(13.7)%	85,776	75,823	13.1%
Diluted Earnings Per Share	$3.05	$3.46	(11.8)%	$3.99	$3.46	15.3%
Average Shares Outstanding	21,471	21,897

"Valmont delivered strong second quarter operating performance as our team persisted in serving customers despite COVID-19 challenges, including related shutdowns and economic restrictions," said Stephen G. Kaniewski, President and Chief Executive Officer. "Revenue and profitability were better than expected across all segments, as we successfully managed pricing and operational performance. We completed strategic capacity additions, which contributed to improved performance and revenue growth, particularly in the Utility Support Structures segment. Our consistent focus on liquidity and working capital management led to strong operating cash flows. Importantly, I want to thank all employees for their hard work and resiliency in producing products and providing services that support critical infrastructure sectors and food security around the world. As always, the safety and well-being of our employees remains our top priority."

Second Quarter 2020 Segment Review

Infrastructure

Engineered Support Structures Segment (36.8% of Sales)
Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Sales of $253.4 million decreased 2.1% year-over-year due to unfavorable currency impacts of $6.1 million, otherwise sales were similar to last year. Higher volumes in North American transportation and wireless communication markets were offset by lower volumes in international markets attributed to temporary COVID-related facility closures, and strategically exiting product lines in Access Systems.

Lighting and traffic sales of $181.0 million were flat year-over-year. Strong transportation volumes in North America were offset by lower sales in international markets due to temporary facility closures.

Global sales of wireless communication structures and components grew 7.2% to $50.9 million compared to last year. Continued capital spending from wireless carriers in North American markets and higher volumes in Europe led to the sales growth.

Access Systems product sales decreased 27.7% year-over-year due to lower volumes from strategically exiting product lines, unfavorable currency impacts and continued end-market weakness.

Operating income was $4.8 million or 1.9% of sales ($22.9 million adjusted1 or 9.0% of sales), compared to $20.9 million or 8.1% of sales in 2019. During the second quarter of 2020, a $16.6 million pre-tax non-cash impairment charge against goodwill and trade names was recorded and attributed to the Access Systems product line. Profitability improvement on an adjusted basis was led by pricing and improved performance in North American operations, partially offset by lower volumes in international markets.

Utility Support Structures Segment (33.6% of Sales)
Steel and concrete structures for global utility transmission, distribution, substations, and renewable energy generation equipment
Sales of $231.3 million grew 10.2% year-over-year, driven by significantly higher volumes from robust market demand and strategic capacity additions, and favorable pricing.

Operating income was $21.7 million or 9.4% of sales ($25.3 million or 10.9% adjusted1) compared to $16.0 million, or 7.6% of sales in 2019. Profitability growth was led by higher volumes, favorable pricing, and improved profitability in the international businesses.

Coatings Segment (11.6% of Sales)
Global galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $80.0 million decreased 18.7% year-over-year. Higher internal volumes were more than offset by lower external volumes due to the impact from COVID-19 on end customers and temporary international facility closures.

Operating income was $10.1 million or 12.7% of sales ($10.4 million or 13.0% adjusted1), compared to $15.0 million or 15.3% of sales in 2019, due to lower volumes, partially offset by pricing.

Agriculture
Irrigation Segment (21.9% of Sales)
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $150.6 million decreased 3.0% year-over-year due to unfavorable currency impacts of $5.6 million, otherwise sales were similar to last year. Higher sales of irrigation products were offset by lower industrial tubing sales.
North American sales of $99.0 million were down 3.7% compared to 2019. Higher sales of irrigation products and pricing were more than offset by lower industrial tubing sales driven by lower steel costs.

International sales of $51.6 million decreased 1.5% compared to 2019. Sales volumes increased approximately 10.0% excluding unfavorable currency impacts, led by continued strong demand in Brazil and higher sales in European markets.

Segment operating income was $22.4 million, or 14.8% of sales, compared to $21.5 million, or 13.9% of sales in 2019. Profitability improvement was led by pricing and higher sales volumes, including an additional $1.4 million of R&D expense for technology growth investments.

During the quarter, the Company purchased a majority stake in Solbras – Energia Solar do Brasil, a leading provider of solar energy solutions for agriculture that allows Valmont to deliver a first-to-market, advanced solar power and monitoring solution to growers. The Company also expanded its global technology leadership position with the asset purchase of PrecisionKingTM, a subscription-based provider of control technology and remote monitoring solutions for the U.S. market.

COVID-19 Business Continuity and Operations Update
Valmont is considered an essential business because of the products and services that serve critical infrastructure sectors and food security, as defined by many governments around the world. To protect the safety, health and well-being of employees, customers, suppliers and communities, CDC, WHO and local guidelines continue to be followed.
Beginning late in the first quarter, a number of Valmont manufacturing facilities outside of the U.S. were closed due to the pandemic. During the second quarter, all facilities resumed operations. Incremental expenses related to the pandemic during the quarter were approximately $2.5 million, or $0.09 per diluted share.
Valmont monitors health advisories on a continuous basis, particularly in areas reporting recent increases in infection. The Company continues to take deliberate steps to protect all stakeholders and minimize the operational and financial impacts on the business. To date, Valmont has not experienced any significant disruptions or changes to the supply of raw materials and other critical components, and is not currently experiencing meaningful delays in its global supply chain.

Balance Sheet, Liquidity and Capital Allocation
At the beginning of the second quarter the Company preemptively drew down $75.0 million of its $600.0 million revolving credit facility to ensure sufficient liquidity for business operations. This amount was repaid in full during the quarter. The Company has not experienced any meaningful slowdown in customer payments and has no significant long-term debt maturities until 2044. 2020
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document capital expenditures are expected to be in the range of $80.0 to $90.0 million to support strategic future growth initiatives. Valmont remains committed to maintaining its investment grade credit rating.

Third-Quarter 2020 Financial Outlook and Key Assumptions

Although the pandemic's impacts on global economic factors and pace of economic recovery remain unclear, the Company is providing a greater level of transparency during this time, including key assumptions and indications for third quarter 2020, to help the financial community understand short-term impacts and expectations.

Financial Outlook

Metrics	Estimates
Net Sales	$680.0 to $700.0M
Operating Profit Margin	8.0% to 9.0%
Segment Sales: Utility Support Structures	~20% Increase (vs. prior year)

Key Assumptions
•Utility Support Structures sales estimate driven by higher sales in international businesses
•Tax rate of ~ 25.0%
•Unfavorable currency translation on net sales of $7.0M – $9.0M
•Positive operating cash flows
•Stable raw material costs and no significant supply chain interruptions
•No closures of large manufacturing facilities or workforce disruptions

Kaniewski continued, "Our quick and decisive actions at the outset of the pandemic allowed us to mitigate the severity of its impact on our operating and financial results through the first half of the year. We continue to work diligently and safely to provide our customers with the essential products and solutions they need. The global backlogs in our infrastructure businesses are solid, providing a good line of sight for third quarter sales, and our balance sheet is strong. We continue to closely monitor all discretionary spending and capital expenditures, with an additional emphasis on managing working capital and cash flow. Through the use of lean and agile, we will continue to aggressively drive operational efficiencies. We will successfully navigate through these uncertain times by focusing on employee safety and well-being, remaining flexible, and managing what we can control to drive long-term shareholder value."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, July 23, 2020 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 2Q 2020 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13698672. The replay will be available through 10:59 p.m. CDT on July 30, 2020.
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

About Valmont Industries, Inc.
Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended

	27-Jun-20	29-Jun-19	27-Jun-20	29-Jun-19
Net sales	$688,808	$700,871	$1,363,008	$1,393,010
Cost of sales	504,871	522,695	992,822	1,050,207
Gross profit	183,937	178,176	370,186	342,803
Selling, general and administrative expenses	123,859	116,702	243,213	226,727
Impairment of goodwill and intangible assets	16,638	—	16,638	—
Operating income	43,440	61,474	110,335	116,076
Other income (expense)
Interest expense	(10,098)	(10,117)	(20,112)	(19,995)
Interest income	458	1,036	1,501	1,846
Gain (loss) on investments (unrealized)	2,510	1,520	202	4,352
Other	(694)	156	1,116	1,170
	(7,824)	(7,405)	(17,293)	(12,627)
Earnings before income taxes	35,616	54,069	93,042	103,449
Income tax expense	12,602	13,401	27,088	25,703
Equity in earnings (loss) of nonconsolidated subsidiaries	(260)	—	(479)	—
Net earnings	22,754	40,668	65,475	77,746
Less: Loss (earnings) attributable to non-controlling interests	(147)	(949)	61	(1,923)
Net earnings attributable to Valmont Industries, Inc.	$22,607	$39,719	$65,536	$75,823

Average shares outstanding (000's) - Basic	21,312	21,734	21,383	21,810
Earnings per share - Basic	$1.06	$1.83	$3.06	$3.48

Average shares outstanding (000's) - Diluted	21,393	21,831	21,471	21,897
Earnings per share - Diluted	$1.06	$1.82	$3.05	$3.46

Cash dividends per share	$0.450	$0.375	$0.900	$0.750

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	27-Jun-20	29-Jun-19	27-Jun-20	29-Jun-19
Net sales
Engineered Support Structures	$253,385	$258,748	$484,127	$489,036
Utility Support Structures	231,324	209,829	456,785	453,751
Coatings	80,005	98,406	168,090	185,185
Infrastructure products	564,714	566,983	1,109,002	1,127,972
Irrigation	150,639	155,185	307,359	308,001
Less: Intersegment sales	(26,545)	(21,297)	(53,353)	(42,963)
Total	$688,808	$700,871	$1,363,008	$1,393,010

Operating Income
Engineered Support Structures	$4,818	$20,882	$20,749	$33,327
Utility Support Structures	21,650	16,033	49,374	41,081
Coatings	10,148	15,032	21,202	25,172
Infrastructure products	36,616	51,947	91,325	99,580
Irrigation	22,351	21,530	46,014	41,664
Corporate	(15,527)	(12,003)	(27,004)	(25,168)
Total	$43,440	$61,474	$110,335	$116,076

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture and distribution of engineered metal and composite poles, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for global utility transmission, distribution, substations, and renewable energy generation equipment.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	27-Jun-20	28-Dec-19
ASSETS
Current assets:
Cash and cash equivalents	$353,348	$353,542
Accounts receivable, net	500,838	480,000
Inventories	449,516	418,370
Contract asset - costs and profits in excess of billings	125,004	141,322
Prepaid expenses and other assets	51,113	32,043
Refundable income taxes	—	6,947
Total current assets	1,479,819	1,432,224
Property, plant and equipment, net	563,783	558,129
Goodwill and other assets	788,240	816,863
	$2,831,842	$2,807,216

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$2,587	$760
Notes payable to banks	14,577	21,774
Accounts payable	241,294	197,957
Accrued expenses	180,950	167,264
Contract liability - billings in excess of costs and earnings	138,820	117,945
Income taxes payable	16,984	—
Dividend payable	9,613	8,079
Total current liabilities	604,825	513,779
Long-term debt, excluding current installments	778,283	764,944
Other long-term liabilities	296,032	338,748
Shareholders' equity	1,152,702	1,189,745
	$2,831,842	$2,807,216

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	YTD	YTD
	27-Jun-20	29-Jun-19
Cash flows from operating activities
Net Earnings	$65,475	$77,746
Depreciation and amortization	40,584	40,583
Impairment of long-lived assets	18,896	—
Contribution to defined benefit pension plan	(17,138)	(13,682)
Change in working capital	42,280	2,801
Other	647	5,989
Net cash flows from operating activities	150,744	113,437

Cash flows from investing activities
Purchase of property, plant, and equipment	(48,165)	(49,310)
Proceeds from sale of assets	169	466
Acquisitions	(15,862)	(81,841)
Other	10,846	15,077
Net cash flows from investing activities	(53,012)	(115,608)

Cash flows from financing activities
Proceeds from long-term borrowings	88,872	31,000
Proceeds (payments) from short-term borrowings	(6,255)	9,886
Principal payments on long-term borrowings	(75,568)	(10,386)
Purchase of treasury shares	(20,481)	(38,350)
Purchase of noncontrolling interest	(55,916)	(27,845)
Dividends paid	(17,704)	(16,425)
Other	(4,923)	(3,542)
Net cash flows from financing activities	(91,975)	(55,662)
Effect of exchange rates on cash and cash equivalents	(5,951)	1,567
Net change in cash and cash equivalents	(194)	(56,266)
Cash and cash equivalents - beginning of year	353,542	313,210
Cash and cash equivalents - end of period	$353,348	$256,944

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) impairment of goodwill, tradenames, and a facility and (2) restructuring costs (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended June 27, 2020	Diluted	Twenty-six weeks ended June 27, 2020	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$22,607	$1.06	$65,536	$3.05
Impairment of goodwill and tradename, pre-tax	16,638	0.78	16,638	0.77
Restructuring and related asset impairment costs - pre-tax	5,579	0.26	5,579	0.26
Total Adjustments	22,217	1.04	22,217	1.03
Tax effect of adjustments *	(1,977)	(0.09)	(1,977)	(0.09)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$42,847	$2.00	$85,776	$3.99
Average shares outstanding (000’s) - Diluted		21,393		21,471
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended June 27, 2020	Twenty-six weeks ended June 27, 2020

Operating Income Reconciliation
Operating income - as reported	$43,440	$110,335
Impairment of goodwill and tradename	16,638	16,638
Restructuring and related asset impairment costs	5,579	5,579
Adjusted Operating Income	$65,657	$132,552
Net Sales - as reported	688,808	1,363,008
Operating Income as a % of Sales	6.3%	8.1%
Adjusted Operating Income as a % of Sales	9.5%	9.7%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION (CONTINUED)

For the second quarter ended June 27, 2020
	Engineered	Utility
	Support	Support
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate

Operating income - as reported	$4,818	$21,650	$10,148	$22,351	$(15,527)
Impairment of goodwill and tradename	16,638	—	—	—	—
Restructuring and related asset impairment costs	1,462	3,674	222	—	221
Adjusted Operating Income	$22,918	$25,324	$10,370	$22,351	$(15,306)

Net sales	$253,385	$231,324	$80,005	150,639	—

Operating Income as a % of Sales	1.9%	9.4%	12.7%	14.8%	NM

Adjusted Operating Income as a % of Sales	9.0%	10.9%	13.0%	14.8%	NM